Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

VERSATA ENTERPRISES, INC.,

GN ACQUISITION, INC.

and

GENSYM CORPORATION

Dated as of August 13, 2007

i

TABLE OF DEFINED TERMS

Term	Reference in Agreement
401(k) Plan	Section 6.11
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 4.2(c)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Change in Company Recommendation	Section 6.5
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company Facilities	Section 3.9(b)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.12(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company Products	Section 3.11(e)
Company SEC Reports	Section 3.5(a)
Company Software	Section 3.11(i)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Agreement	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Contaminated	Section 3.14(e)

Term	Reference in Agreement
Continuing Employees	Section 6.10
Corrective Filings	Section 3.5(e)
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(c)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.14(d)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.11(a)
International Employee Plan	Section 3.15(k)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Open Source Code	Section 3.11(h)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Real Estate	Section 3.9(a)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Series A Preferred Stock	Section 3.2(a)
Significant Customer	Section 3.23
Specified Events	Section 3.16(b)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.11(b)
Transitory Subsidiary	Preamble

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INDEX OF EXHIBITS

Exhibit A	Company Stockholder Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 13, 2007, by and among Versata Enterprises, Inc., a Delaware corporation (the “Buyer”), GN Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Gensym Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company subject to adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of the Buyer and the Company have approved the Merger and the other transactions contemplated hereby and the Board of Directors of the Company has determined to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company whose names are listed on Schedule A, have each entered into a stockholder voting agreement (the “Company Stockholder Agreement”), dated as of the date of this Agreement, in the form attached hereto as Exhibit A, pursuant to which such stockholder has among other things agreed to vote all of the shares of voting capital stock of the Company that such stockholder owns in favor of the Company Voting Proposal (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare and, immediately following the Closing, the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Unless the Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company with the Company continuing as the surviving corporation in such merger as a directly, wholly owned subsidiary of Buyer (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Transitory Subsidiary as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation so that, after the Effective Time, Buyer shall be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of the Transitory Subsidiary shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, at and as of the Effective Time, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $2.35 in cash per share (the “Merger Consideration”). At and as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit or cause to be deposited with Computershare Trust Company or another bank or trust company selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall, to the extent reasonably requested by the Company, assist the Company in developing arrangements for the delivery of such materials prior to Closing to the shareholders of the Company listed in Section 2.2(b) of the Company Disclosure Schedule to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. If any person shall exercise a Company Stock Option (as defined below) and is thereby entitled to receive a Certificate from the Company’s transfer agent, but has not yet received a Certificate prior to Closing, the transfer agent shall provide such Certificate directly to the Exchange Agent and shall inform the Exchange Agent that such person is to receive a letter of transmittal.

2.3 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options);

(iii) to cause any Company Stock Options that remain outstanding and unexercised as of the Effective Time, to represent solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration; and

(iv) to ensure that all Company Stock Options are terminated immediately prior to the Effective Time, including providing any notices required under the Company Stock Plans and obtaining any required consents.

(b) Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock minus (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give the Buyer: (i) prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material. The Company has delivered to the Buyer a true, correct and complete copy of the certificate of incorporation and by-laws of the Company. The Company is not in violation of any of the provisions of the Company’s certificate of incorporation or by-laws. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition, results of operations, total assets (tangible and intangible) or total liabilities (contingent and otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (which changes in each case do not disproportionately affect the Company to any material extent);

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates (which changes in each case do not disproportionately affect the Company to any material extent);

(c) any adverse change, effect or circumstance arising out of or resulting from any cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the agreement of the Buyer to acquire the Company, including the identity of the Buyer;

(d) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.7) or at the request of the Buyer;

(f) any failure by the Company to meet any external analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself; or

(g) a decline in the price of the Company Common Stock, in and of itself.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 20,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100 per share (“Series A Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of June 30, 2007, (i) 7,878,404 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. The Company has caused its transfer agent to deliver to the Buyer a list of the persons and other entities that are the owners of record of all of the issued and outstanding capital stock of the Company as of a recent date, which list is true, correct and complete as of such date.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of June 30, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has delivered to the Buyer true, correct and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans as described in Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as described in Section 3.2(c) of the Company Disclosure Schedule and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than the guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”), all of which are set forth in Section 3.2(e) of the Company Disclosure Schedule.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise, other than currently inactive entities organized in foreign countries, in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing or otherwise having the power to control (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens (as defined in Section 3.4(b) below), agreements or limitations in the Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has delivered to the Buyer true, correct and complete copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company. No Subsidiary is in violation of any of the provisions of its respective certificate of incorporation and by-laws or other organizational documents.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, claim, pledge, lien, charge, encumbrance, easement, conditional sale or other title retention agreement, covenant or similar restriction or right (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, including, without limitation, any Company Material Contract (as defined in Section 3.12), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the Company is not, and will not be, required to give any notice to or obtain any consent, waiver, authorization or approval under any Company Material Contract in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) any necessary filings, procedures and approvals with respect to governmental contracts listed in Section 3.4(c) of the Company Disclosure Schedule, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed and furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing and the Corrective Filings (as defined below) that the Company has filed which correct, supersede or update disclosures made in previously filed forms, reports and other documents) are referred to herein as the “Company SEC Reports.” The Company SEC Reports, read together with, and as the statements made therein have subsequently been corrected, superseded or updated by the information contained in, the Corrective Filings, (i) were or will be filed on a timely basis, (ii) comply, or will comply when filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) do not or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports, read together with, and as the statements made therein have subsequently been corrected, superseded or updated by the information contained in, the Corrective Filings, (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with

United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented or will fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and (iv) have been derived from the books and records of the Company and its Subsidiaries. The consolidated, unaudited balance sheet of the Company as of June 30, 2007 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e) For purposes of this Agreement, the “Corrective Filings” means that certain (1) Amendment No. 1 to Quarterly Report on Form 10-Q/A filed by the Company for the quarterly period ended March 31, 2006, (2) Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended June 30, 2006, (3) Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended September 30, 2006 and (4) Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2006.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 in effect as of the date of this Agreement.

3.6 No Undisclosed Liabilities. Except (a) as set forth in Section 3.6(a) of the Company Disclosure Schedule or in the Company Balance Sheet and (b) except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature (absolute, accrued, counterpart or otherwise and whether due or to become due) in excess of $20,000 in any individual case and $80,000 in the aggregate.

3.7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since June 30, 2007 (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been and there is not reasonably expected to be a Company Material Adverse Effect and (c) there has not been any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, nor has the Company or any of its Subsidiaries entered into any agreement, plan or arrangement to take any such action or cause any such event.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of its Subsidiaries. There are no liens for unpaid Taxes. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value added, excise, escheat, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements (including any attachment, exhibit, schedule or appendix) or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered to the Buyer true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and which is reasonably likely to have a Company Material Adverse Effect. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither the Company nor any Subsidiary has received written notice that it is subject to material Tax in any jurisdiction where it does not file Tax Returns.

(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.15026 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

(e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(f) Adequate reserves or accruals for Taxes of the Company and each of its Subsidiaries have been recorded on their books and records in accordance with GAAP with respect to any period for which Taxes are not yet due and owing. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course of Business.

(g) The Company and each Subsidiary has complied in all material respects with all applicable laws relating to the payment of Taxes and the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(h) Neither the Company nor any of its subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2). The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) None of Company, any of its Subsidiaries or any other person on any of their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(j) No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(l) To the Knowledge of the Company and based on publicly available filings by the stockholders of the Company, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary owns any real property (“Real Estate”).

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Facilities”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease (as defined below) is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has delivered to the Buyer true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”).

(c) All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There are no other parties occupying, or with a right to occupy, the Company Facilities. Neither the Company nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company and each of its subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

3.10 Title to Properties. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by law in respect of obligations which are owed with respect to Taxes that are not yet due, being contested in good faith, or for which an adequate reserve has been provided for on the Company Balance Sheet, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and except for Liens with respect to properties and assets that are not material to the Company and its Subsidiaries taken as a whole.

3.11 Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with any Company Product nor used in the development, testing, maintenance, or support of any Company Product, and which are have an aggregate perpetual license cost of less than $10,000). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations thereof, (iii) processes, formulae, methods, designs, schematics, technology, know-how, computer software programs and applications (including all source code, object code, firmware, development tools, files, records and data), and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement that is a Company Material Contract relating to any Intellectual Property owned by the Company (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with, nor material to the development, testing, maintenance, or support of any Company Product that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement, or for which the Company otherwise has warranty, support or maintenance obligations to a third party as of the date of this Agreement, and which are have an aggregate perpetual license cost of less than $10,000 (the “Third Party Intellectual Property”). Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, including the assignment to Buyer or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) Buyer granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, Buyer, (ii) the Surviving Corporation granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, the Surviving Corporation, other than those rights granted by the Company prior to the Closing, (iii) either the Buyer or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) either the Buyer or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Surviving Corporation, respectively, prior to the Closing. Following the Closing, (i) all Company Intellectual Property will be fully transferable, alienable and licensable by Company and/or Buyer, subject to non-exclusive licenses granted to Company’s customers, and (ii) Company and Buyer shall have the right to use and otherwise exploit all Third Party Intellectual Property as such intellectual property was used and otherwise exploited by Company prior to Closing.

(c) Section 3.11(c) of the Company Disclosure Schedule sets forth a list of all applications and registrations for patents, trademarks, service marks, domain names and copyrights filed, registered or issued in the name of Company or otherwise owned by Company, including the jurisdictions in which, and the dates on which such items have been filed, issued or registered, and the corresponding application or registration numbers therefor. All patents and registrations for trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled, and, to Company’s Knowledge, are valid and enforceable. All necessary documents, recordations and certificates in connection with such patents and registrations for trademarks, service marks and copyrights have been filed with, and all necessary fees paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such patents and registrations for trademarks, service marks and copyrights. Section 3.11(c) of the Company Disclosure Schedule sets forth all necessary filings and payments of which Company or Company’s counsel is aware or should have been aware that must be made with the relevant patent, copyright, trademark or other authorities within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates, that are necessary for the purposes of obtaining, perfecting, maintaining or preserving or renewing any patents and registrations for trademarks, service marks and copyrights. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) To Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted, including without limitation the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing and sale of any Company Products, does not, and when conducted by Buyer and/or Surviving Corporation in the same manner immediately following the Closing will not, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2000, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e) No Company Intellectual Property or product, device or component (including any software incorporated in the same) manufactured, owned, sold or offered by, or service offerings of, the Company or any of its Subsidiaries (the “Company Products”) are subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation (except, in the case of Intellectual Property licensed by third parties to Company, the contracts, licenses and agreements under which such third parties granted rights to the Company thereunder) materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or, with respect to Company Intellectual Property, the validity or enforceability thereof.

(f) Section 3.11(f)(i) of the Company Disclosure Schedule sets forth all software owned by third parties, and all other material Third Party Intellectual Property: (1) that is incorporated into, embodied in or distributed with any Company Product; (2) that is used in the development, testing, maintenance, or support of any Company Product; or (3) that is otherwise material to the business of Company and its Subsidiaries as currently conducted or contemplated to be conducted. Section 3.11(f)(ii) of the Company Disclosure Schedule sets forth all agreements under which any of the software or material Third Party Intellectual Property described in the previous sentence is licensed in which: (1) the Company is obligated to pay any royalties or other ongoing payments after the Closing for continued use of such software or Third Party Intellectual Property, or (2) such agreement expires, or a third party has a right to terminate such agreement (other than for the Company’s breach), within twelve (12) months after the date of this Agreement. The Company is the exclusive owner of all Company Intellectual Property

(g) The Company and each of its Subsidiaries has taken reasonable steps to protect Company’s and its Subsidiaries’ rights in the Company Intellectual Property and the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, (i) each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Buyer and all current and former employees, contractors and consultants of the Company and any of its subsidiaries have executed such an agreement, and (ii) each of the Company and its Subsidiaries has entered into a written confidentiality agreement with each of its customers, distributors and third party developers, and any other third party to whom Company or its Subsidiaries has disclosed any material trade secrets or confidential information.

(h) For purposes of this Agreement, “Open Source Code” shall mean any software that is distributed or made available as “open source software” or “free software” or is otherwise made generally available to the public in source code form under terms that permit modification and redistribution of such software (except for purposes of compliance with the European Community’s software directive). Open Source Code includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License or BSD License.

(i) Section 3.11(h)(i) of the Company Disclosure Schedule accurately identifies and describes (1) each item of Open Source Code that is contained in, distributed with, or used in the development of a Company Product or from which any part of any Company Product is derived, (2) the applicable license terms for each such item of Open Source Code, and (3) the Company Product(s) to which each such item of Open Source Code relates.

(ii) Except as set forth in Section 3.11(h)(ii) of the Company Disclosure Schedule, no Company Product contains, is a derivative work of, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (1) impose or could impose a requirement or condition that such Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grant or would require the grant of a license to any person of any Company Intellectual Property.

(i) The source code for all software included in each Company Product (“Company Software”) that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement, or for which the Company otherwise has warranty, support or maintenance obligations to a third party as of the date of this Agreement contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the condition (financial or otherwise), properties, businesses, assets, liabilities, capitalization or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $75,000,

(ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business or from competing with any person (including not limited to agreements containing grants of exclusivity, most favored nations provisions, and rights of first refusal or granting any exclusive distribution rights) anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (iv) any employment or consulting agreement, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries, (v) any agreement of indemnification or any guaranty by the Company other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the Ordinary Course of Business, (vi) any contract, license or other agreement that was not made in the Ordinary Course of Business in which the Company has granted or received, or is otherwise relating to, any Intellectual Property (as defined in Section 3.11(a)), (vii) any agreement that was not made in the Ordinary Course of Business and involves an amount in excess of $50,000, (viii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement, (ix) any loan, credit agreement, mortgage, indenture or promissory note, (x) any collective bargaining agreement or other contract with any labor union, (xi) any bonus, pension, profit sharing, retirement or deferred compensation plan, (xii) any contract providing for severance or other special compensation payable to a current or former officer, employee or other person with future compensation in excess of $25,000 and (xiii) any interested party transactions (clauses (i) through (xiii) above collectively, the “Company Material Contracts”). The Company has delivered to the Buyer a true, correct and complete copy, including all amendments and supplements, of each Company Material Contract.

(b) Each Company Material Contract is valid and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto and, to the Company’s Knowledge, on the other parties thereto, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in breach or violation of or in default under (nor does there exist any condition which, with or without the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in breach or violation of or in default under, any of the material terms or conditions of any Company Material Contract in such a manner as would permit any other party to cancel, terminate or accelerate its rights under any such Company Material Contract, or would be material to the business of Company as currently conducted.

(c) Except as disclosed under the heading “Related Party Transactions” in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. There has been no complaint, charge or demand filed or, to the Company’s Knowledge, threatened by any Governmental Entity against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

3.14 Environmental Matters.

(a) Except as would not reasonably be expected to result in material liability to the Company or as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(ii) to the Company’s Knowledge, the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not and have not been Contaminated with any Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries;

(iii) to the Company’s Knowledge, the properties formerly owned, leased or operated by the Company or any of its Subsidiaries are not and have not been Contaminated with Hazardous Substances;

(iv) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with Environmental Law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) The Company and its Subsidiaries have been, and are, in compliance in all material respects with all Environmental Laws.

(c) For purposes of this Agreement, the term “Environmental Law” means any law (including common law), regulation, order, decree, directive, rule, treaty or Environmental Permit relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, labeling, treatment, transport, disposal, release or threatened release of, and any exposure to, any Hazardous Substance or (iii) noise, odor or wetlands protection.

(d) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any chemical, waste or substance that is regulated or listed by any Governmental Entity as “hazardous,” “corrosive,” “toxic,” “reactive,” “explosive,” “flammable,” a “pollutant” or otherwise dangerous to health, reproduction or the environment; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, formaldehyde, urea formaldehyde, polycyclic aromatic hydrocarbons, methane or medical waste.

(e) For purposes of this Agreement, “Contaminated” means having the presence of, or release on, under, from or to, any property (including soils, groundwater, surface water, buildings or other structures) of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(f) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.13 and 3.16 do not relate to environmental matters.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has delivered to the Buyer a true, correct and complete copy of (i) such Company Employee Plan, (ii) the four (4) most recent annual reports (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that has resulted in material liability to the Company. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, United States Department of Labor, or any other governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides medical or dental benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies) and no Company Employee Plan that provides medical or dental benefits to employees is self insured.

(j) There is no agreement, plan, arrangement or other contract covering any individual that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k) Each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. No Company International Employee Plan has unfunded liabilities for retirement benefits that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or the Buyer from terminating or amending any Company International Employee Plan at any time for any reason.

3.16 Compliance. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) The Company and each of its Subsidiaries is in compliance with, is not in default or violation of, and since January 1, 2000, or to the Company’s Knowledge prior to such date, has not received any written notice alleging any investigation, inquiry, review or violation with respect to (i) any applicable statute, law, regulation, rule, order, judgment or decree, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or investigation, review or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b) There is no formal or informal investigation or enforcement action by the SEC, Department of Justice or other Governmental Entity pending or, to the Company’s Knowledge, threatened against the Company or any of the individuals listed on Section 3.16(b)(1) of the Company Disclosure Schedule regarding (i) the historic stock option granting practices of the Company, (ii) the restatement by the Company of its consolidated financial statements as of and for the years ended December 31, 2005, 2004, 2003, 2002, 2001 and 2000 or the restatement by the Company of its condensed consolidated financial statements for each of the four quarters of 2005 and the first quarter of 2006 or (iii) accounting treatment for certain software license and services agreements (the items described in above clauses (i), (ii) and (iii) collectively, the “Specified Events”).

3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises the absence of which, individually or in the aggregate, are not material (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the material terms of the Company Permits. There is no investigation or proceeding regarding the suspension, cancellation or termination of any Company Permit pending, or, to the Company’s Knowledge, threatened or imminent. All Company Permits are in full force and effect and will not be affected by the Merger. All renewals for Company Permits have been timely submitted by the Company.

3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or any of its Subsidiaries, nor does Company or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees, and neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened or imminent labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, the Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and related regulations, as amended, or any similar federal, state, local or other applicable law. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the employees and former employees; has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to the employees and former employees; is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment short term disability, workers compensation, social security or other benefits or obligations for the employees or former employees.

3.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.19 of the Company Disclosure Schedule sets forth each such insurance policy and includes for each such insurance policy the amount of the annual premium and the maximum coverage amounts per incident and per year. All premiums due and payable under all such insurance policies have been paid, and the Company and each of its Subsidiaries, as the case may be, is otherwise in compliance with the terms of such insurance policies. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any such insurance policies. There is no claim by the Company or any of its Subsidiaries pending under any of the insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Silverwood Partners, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which opinion will be delivered to Buyer solely for informational purposes promptly after the date of this Agreement.

3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Silverwood Partners, whose fees and expenses shall be paid by the Company. The Company has delivered to the Buyer a true, correct and complete copy of all agreements pursuant to which Silverwood Partners is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.23 Customers. As of the date of this Agreement, the Company has no outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2006 was one of the ten largest sources of revenue for the Company, based on amounts paid or payable during such period (each, a “Significant Customer”). As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any written notice from any Significant Customer, nor to the Company’s Knowledge has any Significant Customer threatened, that such Significant Customer will not continue as a customer or distributor of the Company or that any such customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products or services.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Buyer and the Transitory Subsidiary is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material to the Buyer or the Transitory Subsidiary, as the case may be. The Buyer has delivered to the Company true, correct and complete copies of the certificate of incorporation and By-laws of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary are not in violation of any of the provisions of their respective certificate of incorporation or and by-laws. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Buyer (“Buyer Common Stock”) are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due in the Ordinary Course of Business and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses in the Ordinary Course of Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted in this Section 5.1, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted in this Section 5.1 or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c) change, amend or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) (i) acquire or agree to acquire (or enter into any letter of intent or agreement in principle to acquire) (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business or (ii) enter into any material joint ventures, strategic partnerships or alliances;

(e) sell, lease, license, pledge, transfer, mortgage or otherwise dispose of or encumber any Intellectual Property or any other material properties, material assets or material liabilities of the Company or of any of its Subsidiaries other than sales, leases or licenses of product or inventory in the Ordinary Course of Business, or disclose or take any action, including without limitation any use of Open Source Code (other than as such Open Source Code was used by the Company or its Subsidiaries immediately prior to the date of this Agreement), that would require the Company to disclose any confidential Intellectual Property;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP as concurred in by the Company’s independent auditors;

(j) except in the Ordinary Course of Business, enter into any contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(k) except as required to comply with applicable law or to comply with the agreements, plans or arrangements set forth in Section 5.1(k) of the Company Disclosure

Schedule, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) revalue any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business or as required by GAAP as concurred in by the Company’s independent auditors;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and whether or not arising prior to, on or after the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in accordance with their respective terms or in the Ordinary Course of Business, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements;

(n) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(o) whether (i) in the Ordinary Course of Business or (ii) outside the Ordinary Course of Business, enter into or materially modify, amend or terminate or waive, delay the exercise of, release or assign any material rights or claims under any material contract or agreement to which Company or any of its Subsidiaries is a party, including, without limitation, the Company Material Contracts;

(p) make or change any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its Subsidiaries, settle or compromise any material income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) except for actions expressly authorized by Article VI, engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (i) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) increase the possibility that any Governmental Entity will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement;

(r) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries;

(s) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(t) enter into any new line of business;

(u) adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 26, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, from the date of this Agreement until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries nor any of the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of the Company and/or its Subsidiaries (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall, directly or indirectly:

(i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal;

(ii) enter into or participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to the Company or any of its Subsidiaries, or take any other action or cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

(iii) approve, endorse or recommend any Acquisition Proposal; or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transactions contemplated thereby with respect to the Company or any Subsidiary;

As promptly as practicable (but in no event more than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide to the Buyer oral notice, with written notice to follow as promptly as practicable, of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by such person in connection with such Acquisition Proposal, request or inquiry. The Company shall provide to the Buyer as promptly as practicable (but in no event more than 24 hours thereafter) oral notice, with written notice to follow as promptly as practicable, setting forth all such information as is reasonably necessary to keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the Buyer a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide the Buyer with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting at which the Company is reasonably expected to consider any Acquisition Proposal. The Company will not, nor will it authorize or permit any of its Representatives or Affiliates to, directly or indirectly, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or relating to any Acquisition Proposal unless the Company has provided the Buyer at least two (2) Business Days prior written notice and Buyer shall have failed to offer to amend the Agreement so that it is at least as favorable to the stockholders of the Company in the good faith judgment of the Company Board, after consultation with its independent financial advisor and its outside counsel, as such other Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to a written Acquisition Proposal that did not result from a breach of this Section 6.1, prior to the date of the Company Stockholder Approval, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any person (and the Representatives of such person) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal, pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions), provided that (x) concurrently with furnishing any such nonpublic information to such party, the Company gives the Buyer written notice of its intention to furnish nonpublic information and (y) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to the Buyer (to the extent such nonpublic information has not been previously so furnished), (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any such Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives the Buyer written notice of its entering into negotiations with such third party, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law and all of the following conditions in clauses (A) through (D) are met:

(A)	A Superior Proposal with respect to the Company has been made and has not been withdrawn;

(B)	The Company Meeting has not occurred;

(C)	The Company shall have (x) provided to the Buyer at least five (5) days’ written notice which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (3) that the Company Board intends to effect a Change in Company Recommendation (as defined below) and the manner in which it intends to do so, (y) provided to the Buyer a copy of all written materials delivered to the person or group making the Superior Proposal in connection with such Superior Proposal, and (z) delivered to the Buyer all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal (to the extent such material and information has not been previously so furnished); and

(D)	It shall not have breached any of the provisions set forth in this Section 6.1.

During the five (5) day period set forth in clause (C) above, the Company Board shall provide the Buyer the opportunity to make, and shall give due consideration to, adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby, and alternative proposals in connection therewith.

(c) Notices to the Buyer. The Company shall promptly advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any offer or proposal for any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (i) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company;

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 80% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside legal counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments or requests of the SEC or its staff as soon as practicable after receipt thereof and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments or requests. The Company shall notify the Buyer promptly upon the receipt of any comments or requests from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Buyer with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Buyer and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated hereby. The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Stock Quotation. The Company shall not take any action to remove the Company Common Stock from quotation on the Pink Sheets or, if the Company’s Common Stock becomes quoted on the OTC Bulletin Board following the date of this Agreement, from the OTC Bulletin Board during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal (any such withholding, withdrawal or modification, a “Change in Company Recommendation”). Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to Article VIII, the Company Voting Proposal shall be submitted to the stockholders of the Company at the Company Meeting for the purposes of approving the Company Voting Proposal, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation, unless this Agreement is terminated pursuant to Article VIII. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities laws and (B) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by law or stock market regulations (in which case commercially reasonable efforts to consult with the other party will be made prior to any press release or public statement), (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) The Certificate of Incorporation and By-laws of the Surviving Corporation and its successors shall contain, and Buyer and its successors shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation and its successors to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) than are presently set forth in the Certificate of Incorporation and By-

laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who at or at any time prior to the Effective Time were Indemnified Parties. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation shall provide, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) covering such Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable to such Indemnified Parties than the terms of such policy in effect on the date hereof, so long as the annual premium therefor would not be in excess of 200% of the last aggregate annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), which amount is set forth on Section 6.8(b) of the Company Disclosure Schedule. If the annual premium for such new insurance coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c) The Surviving Corporation shall pay, promptly upon presentation of invoices therefor, all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with successfully establishing or enforcing their rights, in whole or in part, provided in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any material dispute concerning its products or services with any Significant Customer or the receipt of any written notice from any Significant

Customer that such Significant Customer will not continue as a customer or distributor of the Company after the Closing or that such Significant Customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products or services. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Service Credit. Following the Effective Time, the Buyer agrees to cause each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) to be provided compensation (including wages and cash incentive opportunities) and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits, respectively, to which similarly situated employees of the Buyer are entitled. Following the Effective Time, the Buyer agrees to either (i) take all actions necessary or appropriate to permit the Continuing Employees to continue to participate in the Company Employee Plans in which such Continuing Employees were participating prior to the Effective Time or (ii) to the extent permitted under the Buyer Employee Plans (as defined below), give each Continuing Employee the full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, but except where such credit would result in a duplication of benefits. In addition, with respect to any Buyer Employee Plans, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits and disability benefits, for the benefit of, or relating to, any employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer. The terms and provisions of this Section are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer thirdparty beneficiary rights, and this Section does not confer any such rights upon any Continuing Employee. Nothing herein shall be construed to constitute an amendment of any Company Benefit Plan or Buyer Employee Plan and shall not be construed to prohibit the Company from amending or terminating any Employee Benefit Plans in accordance with the terms thereof and with applicable law.

6.11 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 3.15(a) hereof) shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Buyer provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated). Unless Buyer provides such written notice to the Company, no later than two (2) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes resulting from actions expressly required by this Agreement, (iii) other than with respect to Section 3.11 and Section 3.16(b), where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect and (iv) with respect to Section 3.11 and Section 3.16(b), such representations and warranties shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) in all respects material to the Company and its Subsidiaries, taken as a whole); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e) Consents. The Company shall have obtained and provided to the Buyer all those required consents, waivers, authorizations or approvals required under Section 3.4(c) that the Company and the Buyer have identified in a footnote that indicates which of such consents, waivers, authorizations or approvals the parties believe to be of such critical importance to the Company’s business that their receipt should be a closing condition, each in a form and substance satisfactory to the Buyer.

(f) Board and Officer Resignations. The Company shall have received written letters of resignation from the members of the Board of Directors and officers of the Company that are listed in Section 7.2(f) of the Company Disclosure Schedule, in each case effective at the Effective Time.

(g) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Buyer with a properly executed Foreign Investment in Real Property Tax Act of 1980 “FIRPTA” Notification Letter, in form and substance satisfactory to Buyer, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes resulting from actions expressly required by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Solvency Opinion. If a solvency opinion is delivered to the Buyer or any other person, the Company shall have received a copy of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Boards of Directors of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by February 13, 2008 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Company Stockholder Vote in favor of the Company Voting Proposal is attributable to the failure on the part of the Company to perform any material obligation set forth in this Agreement; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger) or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (iii) the Company Board shall have failed to reject an Acquisition Proposal within 15 business days, or such shorter period as required by Law, following receipt by the Company of the written proposal for such Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (v) the Company shall have willfully breached its obligations under Section 6.1 of this Agreement or (vi) the Company Board shall have failed to reaffirm publicly and unconditionally its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) Business Days) after receipt of a written request to do so from the Buyer;

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring and such failure to satisfy such conditions was the result of a willful act or failure to perform on the part of the Company; or

(ii) by the Buyer pursuant to Section 8.1(f) where the breach or failure to perform on the part of the Company is willful.

(c) The Company shall pay the Buyer a termination fee of $682,500 in the event of the termination of this Agreement pursuant to Section 8.1(b), 8.1(d) or 8.1(e), provided, that in the case of termination under Section 8.1(b) or 8.1(d) such payment shall be made only if following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Alternative Acquisition Agreement is entered into.

Any fee due under this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds within 15 Business Days after the date of termination of this Agreement (in the case of termination pursuant to Section 8.1(e)) or within two Business Days after the Company consummates an Acquisition Proposal (provided that for purposes of this Section 8.3(c) all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) (in the case of termination pursuant to either Section 8.1(b) or 8.1(d)).

(d) In the event that the Company shall fail to pay the termination fee or expense reimbursement provided for in this Section 8.3, when due, the Buyer shall be entitled to collect the costs and expenses actually incurred or accrued by the Buyer (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.3, together with interest on such termination fee or expense reimbursement, commencing on the date that such termination fee or expense reimbursement became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., or its successor, from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Versata Enterprises, Inc.

6011 West Courtyard Drive

Suite 300

Austin, TX 78730

Attn: Lance A. Jones

Telecopy: (512) 874-3502

with a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, TX 75202

Attn: Dennis R. Cassell

Telecopy: (214) 200-0788

(b)	if to the Company, to

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

Attn: President

Telecopy: (781) 265-7101

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: David Westenberg, Esquire

         Edward Young, Esquire

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries) and Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the

case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section or sub-Section in Article III or Article IV, as the case may be, and (b) only such Section or sub-Section, except for disclosures specifically and explicitly incorporated by reference to another Section or sub-Section. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge, after inquiry of the employees and consultants of the Company and any of its Subsidiaries who would reasonably be expected to have actual knowledge of the matters in question, as of the date hereof of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VERSATA ENTERPRISES, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	Vice President of Finance and Chief Financial Officer

GN ACQUISITION, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	Vice President of Finance and Chief Financial Officer

GENSYM CORPORATION

By:	/s/ Robert B. Ashton
Name:	Robert B. Ashton
Title:	President and Chief Executive Officer

Schedule A

Parties to Company Stockholder Agreement

Robert B. Ashton

John A. Shane

David A. Smith

Thomas E. Swithenbank

Exhibit A

Company Stockholder Agreement